Exhibit 10.6

October 1, 2003

Matthew Thompson [address intentionally omitted]

RE: Employment Offer

Dear Matthew:

           On behalf of Borland Software Corporation (“Borland”), I am pleased to extend an offer of employment to you for the position of Senior Vice President, Worldwide Sales reporting to the Chief Operating Officer of Borland. This letter sets out the terms of your employment with Borland, which will start on a date to be mutually agreed upon (“Start Date”). This offer and your Start Date are contingent upon successful completion of references, employment verification and a background check.

           Your annual on-target earnings will be $600,000, less applicable tax and other withholdings. This will consist of an annual base salary of $300,000 and an annual commission opportunity of $300,000 at 100% of quota. You will be paid every two weeks in accordance with Borland’s standard payroll practices. Your Q4 2003 commission is guaranteed and will be paid pro rata for the number of days worked in the quarter, based on start date. You will also be eligible to participate in various Borland fringe benefit plans, including Group Health Insurance, Flexible Spending Accounts, 401(k), Employee Stock Purchase Plan, Tuition Reimbursement and the vacation program. Upon acceptance of this offer, please complete, sign, and return this letter and the forms located in the silver “new employee” folder you received with this letter. Please return these forms on or before your Start Date. If you have any questions regarding the forms, please call Celeste Tillman, Benefits Representative at [phone number intentionally omitted].

           Subject to the approval of the Board of Directors of Borland, the Compensation Committee of the Board of Directors or an Executive Option Committee acting by delegation of authority from the Compensation Committee of the Board of Directors, you will be granted an option to purchase 250,000 shares of Borland common stock under Borland’s Stock Option Plans at an exercise price equal to the fair market value of that stock on your option grant date. Your options will vest over a period of four years, and will be subject to the terms and conditions of the related Borland Stock Option Plan and related standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.

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           Your employment with Borland is “at will”; it is for no specified term, and may be terminated by you or Borland at any time, with or without cause or advance notice. Any contrary representations that may have been made to you are superceded by this offer. This is the full and complete agreement between you and Borland on this term. Although your job duties, title, compensation and benefits, as well as Borland’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and Borland’s Chief Executive Officer. Notwithstanding the foregoing, if Borland should experience a Change in Control (as that term is defined in the stock option agreement), and you are terminated other than for Misconduct or your “services not required” within twelve (12) months of such Change in Control, and contingent upon your signing of a general release acceptable to Borland, Borland agrees that you will be entitled to a severance payment equal to six (6) months of base salary.

           For purposes of this agreement, termination for “Misconduct” shall mean termination of your employment relationship with Borland for any of the following reasons: (i) theft, embezzlement, dishonesty, misappropriation of funds or property, or fraud against, or with respect to the business of Borland; (ii) breach by you of any material term of this Agreement of any other agreement between you an Borland and, if such breach is capable of being cured, the failure by you to cure such breach within ten (10) business days of written notice of such breach; (iii) your conviction of any crime that impairs your performance of duties for Borland; (iv) as a result of your reckless or willful misconduct, you commit any act that causes, or knowingly fails to take reasonable and appropriate action to prevent, any material injury to the financial condition of business reputation of Borland; or (v) violation of Borland company policy; or (vi) after written notice to you, and a reasonable opportunity to correct, your failure or inability to perform any of your assigned duties for Borland.

           By accepting employment with Borland, you represent that you will not be acting in breach of any agreement with any of your previous employers. Borland is very impressed with the skills and experience that you will bring to us and we hope that you will consider this offer carefully. Should you accept this offer, I would like to remind you that it is Borland’s policy to avoid situations where information or materials might come into our hands that are considered proprietary by individuals or companies other than Borland. We are interested in employing you because of your skills and abilities, not because of any trade secrets you have learned elsewhere. It is important that you take care not to bring, even inadvertently, any books, drawings, notes, materials, etc., except your personal effects as you leave your current employer. Thus, you represent and warrant that you are not acting in breach of any non-competition, employment or other agreements with your current employer or any of your previous employers.

           You understand that Borland may provide you with one or more types of equipment to help you perform your duties for Borland, including, but not limited to, computers, cellular telephones and wireless messaging devices. You further understand that it is your obligation to take proper care of all such equipment during your employment, and to return such equipment to Borland in good working order immediately upon the termination of your employment with Borland for any reason. If

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you fail to return any such equipment to Borland upon the termination of your employment, you hereby authorize Borland to deduct the cost of any unreturned equipment from your final paycheck.

           Like all Borland employees, you will be required, as a condition to your employment with Borland, to sign Borland’s standard Employee Confidentiality and Assignment of Inventions Agreement, a copy of which is included with this letter.

           As a condition of your employment, you will be required to provide Borland with documents establishing your identity and right to work in the United States. Those documents must be provided to Borland within three (3) business days after your Start Date.

           To ensure the timely and economical resolution of disputes that arise in connection with your employment with Borland, you and Borland agree that any and all disputes, claims (including, but not limited to, any claims for compensation, benefits, stock or stock options, fraud or age, sex, race, disability or other discrimination or harassment), or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, your employment, or the termination of your employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Santa Clara County, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both you and Borland waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or Borland would be entitled to seek in a court of law. Borland shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or Borland from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, you and Borland each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

           This agreement and the other agreements referred to above constitute the entire agreement between you and Borland regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements, whether oral or written, between you and Borland. This agreement may only be modified by a document signed by you and the Chief Executive Officer.

           We look forward to working with you at Borland. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this offer. This offer, if not accepted, will expire at the close of business on October 3, 2003. If you have any questions, please call me at [phone number intentionally omitted].

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Sincerely,

Borland Software Corporation

By:	/S/ DALE L. FULLER

Dale L. Fuller President and Chief Executive Officer

I have read the above employment offer and accept employment with Borland on the terms and conditions set forth in this agreement.

Date: 10/1/03 , 2003.	/S/ MATTHEW THOMPSON

Matthew Thompson

My anticipated start date is 10/13/03 .

Please send the original signed offer letter to Borland’s Human Resources Department using the envelope provided.

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